Exhibit 99.1
NEWS RELEASE Contact: William J. Small Chairman, President and CEO (419) 782-5015 bsmall@first-fed.com

For Immediate Release

FIRST DEFIANCE ANNOUNCES 2006
SECOND QUARTER EARNINGS

DEFIANCE, OHIO (July 17, 2006) - First Defiance Financial Corp. (NASDAQ: FDEF) today announced that net income for its second fiscal quarter ended June 30, 2006 totaled $3.95 million, or $0.55 per diluted share, compared to $2.03 million or $0.28 per diluted share for the second quarter ended June 30, 2005, which represents an increase of 96.4% on a per share basis. Excluding $2.5 million of charges recorded in the 2005 second quarter related to the acquisition of the Genoa Savings and Loan Company (Genoa) ($1.6 million, or $0.23 per share after tax), second quarter 2005 core operating earnings were $3.6 million or $0.51 per share. On a core earnings basis, the 2006 amount represents an increase of $316,000, or $0.04 per share or an 8% increase over the second quarter 2005 excluding the acquisition charges.

The 2006 second quarter results include a $400,000 gain from the Company’s sale of its $2.1 million credit card portfolio on the last day of June. After tax, the gain was $260,000 or $0.04 per share.

For the six months ended June 30, 2006 First Defiance had net income of $7.8 million or $1.09 per share compared to $4.9 million or $0.70 per share for the first six months of 2005. Excluding acquisition related charges of $3.4 million recorded in conjunction with the Genoa acquisition and the 2005 first-quarter acquisition of ComBanc Inc. (ComBanc), earnings for the first half of 2005 were $7.1 million or $1.01 per share.

“We’re very pleased with our second quarter results,” stated William J. Small, First Defiance’s Chairman, President and Chief Executive Officer. “Highlights for the quarter include strong growth in non-interest income and success in limiting the growth of our non-interest expenses. These are two areas we focused on heavily, and we are happy with the results of these efforts.”

“At the same time, net interest margins have tightened as our funding costs increased at a faster rate than our asset yields,” continued Mr. Small. “This quarter we also recorded a $334,000 increase in our provision for loan losses, compared to last year’s second quarter. This increase is primarily the result of issues associated with one borrower. Overall we remain pleased with the quality of the credits in our portfolio.”

Net Interest Income Increased by 3.4%
Net interest income for the quarter ended June 30, 2006 was $12.3 million compared to $11.9 million in the 2005 second quarter, an increase of 3.4%. Between the second quarter of 2005 and the second quarter of 2006, average interest earning assets increased by slightly more than $100 million while interest-bearing liabilities increased by $98.4 million. However, the yields on those interest-earning assets increased by .80% (from 6.07% for the quarter ended June 30, 2005 to 6.87% for the three month period ended June 30, 2006) while the cost of interest-bearing liabilities was up 1.07% period over period (from 2.41% in the 2005 second quarter to 3.48% in 2006).

Net interest margin for the quarter ended June 30, 2006 was 3.69%, an 18 basis point decline from the 2005 second quarter margin of 3.87% and a 15 basis point drop from the 2006 first quarter margin of 3.84%. The interest-rate spread dropped to 3.39% in the 2006 second quarter from 3.66% in the same period in 2005 and from 3.55% in the 2006 first quarter.

“Margin pressure continues to be the biggest challenge we face, not just at First Defiance but throughout our industry,” said Mr. Small. “In our case, our loan growth remains strong. Our average balance of loans outstanding increased by $31.6 million between this year’s first and second quarters. Funding this growth remains a significant issue. We expect the cost of retail deposits to continue to rise, at least in the short run and wholesale funding costs are also going up as the Fed continues to raise rates. While we believe we are managing these accounts in the most effective way, we think that all of our funding costs will be under pressure for the remainder of the year.”

Provision for Loan Losses and Increases
Non-performing assets increased to $8.9 million at June 30, 2006 from $7.6 million at March 31, 2006 and $5.4 million at December 31, 2005. The increase in the second quarter was solely attributable to one $2.5 million lending relationship falling more than 90 days past due. The real estate that serves as collateral for this loan is currently part of a dispute between partners that must be resolved before sale of the property can proceed. That property is well situated and management anticipates that losses will not be greater than the $400,000 allowance already recorded when the property ultimately is liquidated.

“One large relationship has caused our overall asset quality ratios to decline this quarter,” said Mr. Small. “Unfortunately this follows our taking deeds-in-lieu of foreclosure from a large commercial real estate credit in the first quarter, which at the time increased real estate owned to $3.7 million at March 31, 2006. We have interested buyers and are negotiating sales agreements for the properties in REO and we do not anticipate any further loss on any of those assets. It takes time to work through some of these problem credits and we probably won’t see improvement in the overall non-performing asset totals for the next several quarters. I firmly believe, however, that our loan underwriting standards are sound, our overall credit quality is good and our allowance for loan losses is adequate. With a commercial portfolio the size of ours, credit issues like the two large ones we’re dealing with will happen in the normal course of business.”

As a result of recording the loan loss provision for the large loan relationship that became delinquent in the 2006 second quarter, the total provision increased to $683,000 for the three month period ending June 30, 2006, compared to $349,000 in the second quarter of 2005. Total net charge-offs in the 2006 second quarter were $292,000 compared to $127,000 in the 2005 second quarter. On an annualized basis, charge-offs were .10% of average loans, which is consistent with recent experience and which remains low compared to Federal Deposit Insurance Corporation (FDIC) published statistics.

Fee Income Key to Improvement
Total non-interest income increased to $5.1 million in the 2006 second quarter, compared with $3.9 million in the same period in 2005. The 2005 amount included gains from sale of investment securities of $515,000 and there were no securities gains in the 2006 second quarter. However, the 2006 amount includes the $400,000 gain from the sale of the credit card portfolio. Excluding securities gains from 2005 results and the gain from the credit card portfolio from the current year second quarter, non-interest income increased by $1.4 million or 40.5%.

The increase in non-interest income occurred primarily in two areas: deposit fees and mortgage banking income. Service fees and other charges increased by $978,000 or 70.5% in the 2006 second quarter compared to the same period in 2005. The increase was due primarily to the first quarter 2006 implementation of an overdraft privilege product, which resulted in a $794,000 increase in fees in the 2006 second quarter compared to the second quarter of 2005. Mortgage banking fees increased in the 2006 second quarter by $365,000. Approximately $150,000 of the increase was due to higher gains on the sale of loans in 2006. Mortgage banking income was also favorably impacted by the recapture of $31,000 of mortgage servicing rights impairment in the 2006 second quarter compared to $95,000 of impairment expense in the second quarter of 2005.

“Our non-interest income growth is critical to our success, especially with the margin pressure we’re experiencing,” said Mr. Small. “We are very pleased with the results from the implementation of the overdraft privilege product which has exceeded our expectations. We believe that the second quarter results of the program are a very good indicator of the level of fee income we’ll generate from this product on an on-going basis.”

Management does not believe the sale of the credit card portfolio will have a material adverse impact on non-interest income. First Defiance customers will still be able to get a First Federal Bank branded credit card issued by the purchaser of the portfolio and the share of interchange fees that First Federal will receive from those First Federal branded cards will approximately equal the net income currently realized by the existing portfolio after factoring in all costs and credit losses.

Non-Interest Expenses Up Due to Growth
Non-interest expense declined to $10.8 million for the 2006 second quarter compared to $12.5 million for the same period in 2005. The 2005 amount included $2.5 million of acquisition-related charges. Excluding those items, non-interest expense increased by $753,000. Compensation and benefits actually declined slightly between the 2005 and 2006 second quarters due to improved experience with the Company’s self-funded health insurance plan. Significant items that increased between the 2005 and 2006 second quarters include data processing costs

(up $165,000), postage (up $93,000), advertising (up $80,000), audit and examination fees (up $62,000) and bad-check charge-offs (up $60,000). Also, First Defiance incurred $144,000 of fees in the 2006 second quarter to the overdraft privilege vendor, a new item in 2006. The majority of these expense increases relate to the Company’s overall growth initiatives.

Year-To-Date Results
For the six month period ended June 30, 2006, net interest income totaled $24.6 million, a $2.1 million increase from the first half of 2005. The net interest margin for the first six months of 2006 was 3.77%, down eight basis points from the 3.85% margin realized in the six month period ended June 30, 2005.

The provision for loan losses for the first half of 2006 was $1.1 million, a $400,000 increase from the 2005 first half provision of $696,000. Most of the increase resulted from the increased provision recorded in the 2006 second quarter.

Non-interest income for the first half of 2006 was $9.6 million compared to $8.1 million during the same period of 2005. The increase is especially significant when you consider the 2005 amounts include securities gains of $1.1 million. The 2006 first half results include the non-recurring gain of $400,000 from the sale of the Company’s credit card portfolio. Most of the increase is in service fees and other charges, which are at $4.1 million for the first half of 2006 compared to $2.5 million during the first half of 2005. In addition to the increase in service fees, attributable primarily to the implementation of the overdraft privilege product, mortgage banking income increased by $238,000 and insurance commission income increased by $399,000 between 2005 and 2006.

Non-interest expense declined to $21.5 million for the first six months of 2006 from $22.8 million in 2005. However, if you exclude $3.4 million of total acquisition related charges recorded in the first half of 2005, non-interest expenses were up by $2.1 million, or 11.0%. Compensation and benefits increased by $522,000 year over year, to $12.0 million for the first half of 2006 from $11.5 million in the same period in 2005. Other significant first-half increases in non-interest expense included occupancy costs (up $288,000 to $2.5 million), data processing costs (up $266,000 to $1.9 million), advertising costs (up $205,000 to $664,000), postage costs (up $132,000 to $353,000) and audit and examination fees (up $113,000 to $442,000). The increases in compensation and occupancy is generally due to 2005 including less than three full months of operations related to the Genoa acquisition which closed early in the 2005 second quarter. Also First Defiance recorded the $144,000 in expense associated with the overdraft privilege product in the first half of 2006, which is a new item.

Total Assets Exceed $1.5 Billion for First Time
Total assets exceeded the $1.5 billion mark for the first time at June 30, 2006, totaling $1.51 billion, an increase from $1.46 billion at December 31, 2005. Net loans receivable (excluding loans available for sale) were $1.22 billion at June 30, 2006 compared to $1.16 billion at December 31, 2005. Deposits over that time period increased to $1.11 billion at June 30, 2006 from $1.07 billion at December 31, 2005. Retail deposits (excluding brokered Certificates of Deposit) at June 30, 2006 were $1.05 billion compared to $1.03 billion at December 31, 2005. Total shareholders’ equity increased to $154.3 million at June 30, 2006 compared to $151.2 million at the end of 2005. Also at June 30, 2006, goodwill and other intangible assets totaled $38.9 million compared to $39.2 million at December 31, 2005.

First Defiance Opens 26th Office
First Defiance opened its 26th First Federal Bank branch office, in the Shawnee Township area of Lima, Ohio on Monday, July 17th. This office is the fourth Lima area location. Also during the second quarter, First Defiance relocated an office in the Napoleon, Ohio market to a high-traffic location in the same market.

“We are excited about the moves we’ve made with our branch network,” stated Mr. Small. “The new Napoleon office has been very well received. Because of its location, we are open for extended evening and weekend hours to better serve our customers. We are also very optimistic about the new Lima Shawnee office, which is well located in a high growth area. Both locations will allow us to better achieve our deposit growth goals.”

“Halfway through 2006, we remain confident in our strategic plan,” continued Mr. Small. “We continue to focus on core deposit growth and fee income. Those initiatives are paying dividends; our loan growth is very strong in a challenging market; and we’ve made progress in improving our efficiency ratio. For the second quarter our efficiency ratio was 61.6% and excluding the gain from the credit card portfolio sale it was still an improved 63.0%.”

“We continue to face significant challenges,” added Mr. Small. “Last quarter I projected our margin would fall from the level of 3.84% at the time to 3.60% to 3.70% by the fourth quarter. We’re already in that range and I expect that significant margin pressure will continue for at least the next three months and likely for the remainder of the year. In addition, mortgage banking remains a sizable part of our business and, while mortgage gains were improved in the second quarter, volumes remain lower than anticipated and gain on sale margins continue to be very narrow in the face of strong competition.”

“We will continue to closely monitor our asset quality,” added Mr. Small. “As I noted, the recent increase in our non-performing loans relates to two large credits and I’m confident our specific allowance for loan losses are sufficient to cover any losses we’re going to realize on those loans. The rest of the portfolio looks very clean and I feel strongly that our overall allowance for loan loss balances are appropriate and conservative.”

“Overall we are confident about the balance of 2006,” concluded Mr. Small. “We have a good plan and good markets and we have the right people in place to take advantage of all opportunities that are before us.”

Conference Call
First Defiance Financial Corp. will host a conference call at 11:00 a.m. (EDT) on Tuesday, July 18, 2006 to discuss the earnings results and business trends. The conference call may be accessed by calling 877-407-0782. The conference identification number for the call is 208044 Participants should be prepared to provide the conference identification number to join the call.

Internet access to the call is also available (in listen-only mode) at the following Web address: http://www.vcall.com/IC/CEPage.asp?ID=106733.

The audio replay of the Internet Webcast will be available at www.fdef.com until Thursday, August 31, 2006.

About First Defiance Financial Corp.

First Defiance Financial Corp., headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance & Investments. First Federal operates 26 full service branches and 35 ATM locations in northwest Ohio. First Insurance & Investments is the largest property and casualty insurance agency in the Defiance, Ohio area, also specializing in life and group health insurance and financial planning.

For more information, visit the company’s Web site at www.fdef.com.

Financial Statements and Highlights Follow-

Safe Harbor Statement

This news release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 B of the Securities Act of 1934, as amended, which are intended to be safe harbors created thereby. Those statements may include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of First Defiance Financial Corp. and its management, and specifically include statements regarding: future movements of interest rates and particularly 10-year Treasury notes, the production levels of mortgage loan generation, the ability to continue to grow loans and deposits, the ability to benefit from a rising interest rate environment, the ability to sustain credit quality ratios at current or improved levels, the ability to sell REO properties, continued strength in the market area for First Federal Bank of the Midwest, and the ability of the Company to grow in existing and adjacent markets. These forward-looking statements involve numerous risks and uncertainties, including those inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions and other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission (SEC) filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. One or more of these factors have affected or could in the future affect the Company’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this news release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this news release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Consolidated Balance Sheets
First Defiance Financial Corp.

	June 30,	December 31,	June 30,
(in thousands)	2006	2005	2005

Assets
Cash and cash equivalents
Cash and amounts due from depository institutions	$31,381	$44,066	$31,100
Interest-bearing deposits	2,741	5,190	7,244
	34,122	49,256	38,344
Securities
Available-for sale, carried at fair value	117,647	113,079	110,515
Held-to-maturity, carried at amortized cost	1,661	1,775	2,059
	119,308	114,854	112,574

Loans	1,231,930	1,178,154	1,133,661
Allowance for loan losses	(14,239)	(13,673)	(13,460)
Loans, net	1,217,691	1,164,481	1,120,201
Loans held for sale	5,534	5,282	7,224
Mortgage servicing rights	5,294	5,063	4,625
Accrued interest receivable	6,485	6,207	5,772
Federal Home Loan Bank stock and other interest-bearing assets	18,047	17,544	17,083
Bank Owned Life Insurance	24,827	24,346	18,939
Office properties and equipment	34,100	32,429	31,690
Real estate and other assets held for sale	3,434	404	487
Goodwill	35,124	35,084	35,356
Core deposit and other intangibles	3,757	4,117	4,348
Other assets	6,943	2,015	2,983
Total Assets	$1,514,666	$1,461,082	$1,399,626

Liabilities and Stockholders’ Equity
Non-interest-bearing deposits	$95,468	$103,498	$87,172
Interest-bearing deposits	1,015,282	966,003	959,309
Total deposits	1,110,750	1,069,501	1,046,481
Advances from Federal Home Loan Bank	194,690	180,960	173,716
Notes payable and other interest-bearing liabilities	20,470	25,748	20,875
Subordinated debentures	20,619	20,619	-
Advance payments by borrowers for tax and insurance	372	605	291
Deferred taxes	396	795	1,538
Other liabilities	13,057	11,638	9,175
Total liabilities	1,360,354	1,309,866	1,252,076
Stockholders’ Equity
Preferred stock	-	-	-
Common stock, net	117	117	117
Additional paid-in-capital	109,451	108,628	107,972
Stock acquired by ESOP	(734)	(1,053)	(1,159)
Deferred compensation	(2)	(2)	(3)
Accumulated other comprehensive income (loss)	(1,029)	(22)	1,010
Retained earnings	115,953	112,041	108,263
Treasury stock, at cost	(69,444)	(68,493)	(68,650)
Total stockholders’ equity	154,312	151,216	147,550
Total liabilities and stockholders’ equity	$1,514,666	$1,461,082	$1,399,626

Consolidated Statements of Income (Unaudited)
First Defiance Financial Corp.
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2006	2005	2006	2005
Interest Income:
Loans	$21,217	$17,045	$41,264	$31,808
Investment securities	1,414	1,286	2,757	2,724
Interest-bearing deposits	67	134	138	205
FHLB stock dividends	255	204	504	369
Total interest income	22,953	18,669	44,663	35,106
Interest Expense:
Deposits	7,872	4,911	14,695	8,856
FHLB advances and other	2,374	1,791	4,521	3,591
Subordinated debentures	321	-	620	-
Notes Payable	127	114	259	195
Total interest expense	10,694	6,816	20,095	12,642
Net interest income	12,259	11,853	24,568	22,464
Provision for loan losses	683	349	1,066	696
Net interest income after provision for loan losses	11,576	11,504	23,502	21,768
Non-interest Income:
Service fees and other charges	2,365	1,388	4,077	2,511
Mortgage banking income	888	522	1,622	1,385
Gain on sale of non-mortgage loans	437	107	437	120
Gain on sale of securities	-	515	-	1,136
Insurance and investment sales commissions	1,002	1,050	2,662	2,263
Trust income	78	61	157	139
Income from Bank Owned Life Insurance	243	180	480	357
Other non-interest income	114	57	207	231
Total Non-interest Income	5,127	3,880	9,642	8,142
Non-interest Expense:
Compensation and benefits	5,934	6,006	12,040	11,518
Occupancy	1,287	1,198	2,515	2,227
SAIF deposit insurance premiums	34	37	68	68
State franchise tax	337	290	664	574
Acquisition related charges	-	2,476	-	3,360
Data processing	943	778	1,857	1,591
Amortization of intangibles	180	214	359	328
Other non-interest expense	2,080	1,519	4,034	3,098
Total Non-interest Expense	10,795	12,518	21,537	22,764
Income before income taxes	5,908	2,866	11,607	7,146
Income taxes	1,955	838	3,803	2,247
Net income	$3,953	$2,028	$7,804	$4,899

Earnings per share:
Basic	$0.56	$0.29	$1.11	$0.72
Diluted	$0.55	$0.28	$1.09	$0.70

Core operating earnings per share*:
Basic	$0.56	$0.53	$1.11	$1.05
Diluted	$0.55	$0.51	$1.09	$1.01

Average Shares Outstanding:
Basic	7,029	6,887	7,013	6,771
Diluted	7,162	7,134	7,168	7,031

* - See Non-GAAP Disclosure Reconciliations

Financial Summary and Comparison
First Defiance Financial Corp.
	Three months ended or at			Six months ended
	June 30,			June 30,
(dollars in thousands, except per share data)	2006	2005	% change	2006	2005	% change
Summary of Operations

Tax-equivalent interest income (1)	23,107	18,830	22.7	44,962	35,437	26.9
Interest expense	10,694	6,816	56.9	20,095	12,642	59.0
Tax-equivalent net interest income (1)	12,413	12,014	3.3	24,867	22,795	9.1
Provision for loan losses	683	349	95.7	1,066	696	53.2
Tax-equivalent NII after provision for loan loss (1)	11,730	11,665	0.6	23,801	22,099	7.7
Securities gains	-	515	(100.0)	-	1,136	(100.0)
Non-interest income-excluding securities gains	5,127	3,365	52.4	9,642	7,006	37.6
Non-interest expense	10,795	12,518	(13.8)	21,537	22,764	(5.4)
Non-interest expense-excluding non-core charges	10,795	10,042	7.5	21,537	19,404	11.0
One time acquisition related charges	-	2,476	NM	-	3,360	NM
Income taxes	1,955	838	133.3	3,803	2,247	69.2
Net Income	3,953	2,028	94.9	7,804	4,899	59.3
Core operating earnings (2)	3,953	3,637	8.7	7,804	7,083	10.2
Tax equivalent adjustment (1)	154	161	(4.3)	299	331	(9.7)
At Period End
Assets	1,514,666	1,399,626	8.2
Earning assets	1,377,560	1,277,786	7.8
Loans	1,231,930	1,133,661	8.7
Allowance for loan losses	14,239	13,460	5.8
Deposits	1,110,750	1,046,481	6.1
Stockholders’ equity	154,312	147,550	4.6
Average Balances
Assets	1,494,535	1,382,129	8.1	1,476,846	1,308,905	12.8
Earning assets	1,346,630	1,246,479	8.0	1,331,364	1,195,013	11.4
Deposits and interest-bearing liabilities	1,325,344	1,224,350	8.2	1,308,695	1,160,497	12.8
Loans	1,209,263	1,091,178	10.8	1,193,485	1,036,652	15.1
Deposits	1,090,331	1,048,961	3.9	1,078,004	985,078	9.4
Stockholders’ equity	154,260	147,200	4.8	153,431	140,269	9.4
Stockholders’ equity / assets	10.32%	10.65%	(3.1)	10.39%	10.72%	(3.1)
Per Common Share Data
Net Income
Basic	$0.56	$0.29	93.1	$1.11	$0.72	54.2
Diluted	0.55	0.28	93.5	$1.09	0.70	55.7
Core operating earnings (2)
Basic	$0.56	$0.53	6.5	$1.11	$1.05	6.4
Diluted	$0.55	$0.51	8.3	$1.09	1.01	8.1
Dividends	0.24	0.22	9.1	0.48	0.44	9.1
Market Value:
High	$30.29	$30.46	(0.6)	$30.29	$30.46	(0.6)
Low	25.09	25.29	(0.8)	25.09	25.29	(0.8)
Close	26.35	26.69	(1.3)	26.35	26.69	(1.3)
Book Value	21.68	20.91	3.7	21.68	20.91	3.7
Tangible Book Value	16.22	15.28	6.2	16.22	15.28	6.2
Shares outstanding, end of period (000)	7,117	7,056	0.9	7,117	7,056	0.9
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	3.69%	3.87%	(4.6)	3.77%	3.85%	(2.2)
Return on average assets --GAAP	1.06%	0.59%	80.3	1.07%	0.75%	41.2
Return on average assets -- Core Operating	1.06%	1.06%	0.5	1.07%	1.09%	(2.3)
Return on average equity -- GAAP	10.28%	5.53%	86.0	10.26%	7.04%	45.6
Return on average equity -- Core Operating	10.28%	9.91%	3.7	10.26%	10.18%	0.7
Efficiency ratio (3) -- GAAP	61.55%	81.40%	(24.4)	62.41%	76.39%	(18.3)
Efficiency ratio (3) -- Core Operating	61.55%	65.30%	(5.7)	62.41%	65.11%	(4.1)
Effective tax rate	33.09%	29.24%	13.2	32.76%	31.44%	4.2
Dividend payout ratio (basic)	42.86%	75.86%	(43.5)	43.24%	61.11%	(29.2)

(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%
(2) Core operating earnings = Net income plus after-tax effect of acquisition related and other one-time charges. See Non-GAAP Disclosure Reconciliation
(3) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains, net and asset sales gains, net.
NM Percentage change not meaningful

Non-GAAP Disclosure Reconciliations
First Defiance Financial Corp.

Core operating earnings are net income adjusted to exclude discontinued operations, merger, integration and restructuring expenses and the results of certain significant transactions not representative of ongoing operations.

	Three months ended		Six months ended
	June 30,		June 30,
(dollars in thousands, except per share data)	2006	2005	2006	2005
Core Operating Earnings

Net Income	$3,953	$2,028	$7,804	$4,899

Acquisition related charges	-	2,476	-	3,360
Tax effect	-	(867)	-	(1,176)
After-tax non-operating items	-	1,609	-	2,184
Core operating earnings	$3,953	$3,637	$7,804	$7,083

Acquisition related charges in 2005 reflect charges associated with the acquisition of ComBanc, Inc. and Genoa Savings and Loan Company.

Core Operating earnings is used as the numerator to calculate core operating return on average assets, core operating return on average equity and core operating earnings per share. Additionally, non-operating items are deducted from non-interest expense in the numerator and non-interest income in the denominator of the core operating efficiency ratio disclosed in the tables. Comparable information on a GAAP basis is also provided in the tables.

Income from Mortgage Banking

Revenue from sales and servicing of mortgage loans consisted of the following:
	Three months ended		Six months ended
	June 30,		June 30,
(dollars in thousands)	2006	2005	2006	2005

Gain from sale of mortgage loans	$632	$481	$1,120	$978
Mortgage loan servicing revenue (expense):
Mortgage loan servicing revenue	386	367	760	677
Amortization of mortgage servicing rights	(161)	(231)	(300)	(396)
Mortgage servicing rights valuation adjustments	31	(95)	42	126
	256	41	502	407
Total revenue from sale and servicing of mortgage loans	$888	$522	$1,622	$1,385

Yield Analysis
First Defiance Financial Corp.
	Three Months Ended June 30,
	2006			2005
	Average		Yield	Average		Yield
	Balance	Interest(1)	Rate(2)	Balance	Interest(1)	Rate(2)
Interest-earning assets:
Loans receivable	$1,209,263	$21,223	7.04%	$1,091,178	$17,053	6.27%
Securities	114,895	1,562	5.36%	121,792	1,439	4.80%
Interest Bearing Deposits	4,677	67	5.75%	17,314	134	3.10%
FHLB stock	17,795	255	5.75%	16,195	204	5.05%
Total interest-earning assets	1,346,630	23,107	6.87%	1,246,479	18,830	6.07%
Non-interest-earning assets	147,905			135,650
Total assets	$1,494,535			$1,382,129
Deposits and Interest-bearing liabilities:
Interest bearing deposits	$995,848	$7,872	3.17%	$957,094	$4,911	2.06%
FHLB advances and other	196,280	2,374	4.85%	156,528	1,791	4.59%
Other Borrowings	18,114	127	2.81%	18,861	114	2.42%
Subordinated debentures	20,619	321	6.24%	-	-	0.00%
Total interest-bearing liabilities	1,230,861	10,694	3.48%	1,132,483	6,816	2.41%
Non-interest bearing deposits	94,483	-	-	91,867	-	-
Total including non-interest-bearing demand deposits	1,325,344	10,694	3.24%	1,224,350	6,816	2.23%
Other non-interest-bearing liabilities	14,931			10,579
Total liabilities	1,340,275			1,234,929
Stockholders' equity	154,260			147,200
Total liabilities and stockholders' equity	$1,494,535			$1,382,129
Net interest income; interest rate spread		$12,413	3.39%		$12,014	3.66%
Net interest margin (3)			3.69%			3.87%
Average interest-earning assets to average interest bearing liabilities			109%			110%

	Six Months Ended June30,
	2006			2005
	Average		Yield	Average		Yield
	Balance	Interest(1)	Rate(2)	Balance	Interest(1)	Rate(2)
Interest-earning assets:
Loans receivable	$1,193,485	$41,276	6.97%	$1,036,652	$31,819	6.19%
Securities	114,509	3,044	5.42%	129,221	3,044	4.75%
Interest Bearing Deposits	5,699	138	4.88%	13,627	205	3.03%
FHLB stock	17,671	504	5.75%	15,513	369	4.80%
Total interest-earning assets	1,331,364	44,962	6.81%	1,195,013	35,437	5.98%
Non-interest-earning assets	145,482			113,892
Total assets	$1,476,846			$1,308,905
Deposits and Interest-bearing liabilities:
Interest bearing deposits	$984,749	$14,695	3.01%	$901,961	$8,856	1.98%
FHLB advances and other	191,111	4,521	4.77%	158,671	3,591	4.56%
Other Borrowings	18,961	259	2.75%	16,748	195	2.35%
Subordinated debentures	20,619	620	6.06%	-	-	0.00%
Total interest-bearing liabilities	1,215,440	20,095	3.34%	1,077,380	12,642	2.37%
Non-interest bearing deposits	93,255	-	-	83,117	-	-
Total including non-interest-bearing demand deposits	1,308,695	20,095	3.10%	1,160,497	12,642	2.20%
Other non-interest-bearing liabilities	14,720			8,139
Total liabilities	1,323,415			1,168,636
Stockholders' equity	153,431			140,269
Total liabilities and stockholders' equity	$1,476,846			$1,308,905
Net interest income; interest rate spread		$24,867	3.47%		$22,795	3.61%
Net interest margin (3)			3.77%			3.85%
Average interest-earning assets to average interest bearing liabilities			110%			111%

(1)    Interest on certain tax exempt loans and securities is not taxable for Federal income tax purposes. In order to compare the tax-exempt yields on these assets to taxable yields, the interest earned on these assets is adjusted to a pre-tax equivalent amount based on the marginal corporate federal income tax rate of 35%.

(2) Annualized
(3) Net interest margin is net interest income divided by average interest-earning assets.

Selected Quarterly Information
First Defiance Financial Corp.

(dollars in thousands, except per share data)	2nd Qtr 2006	1st Qtr 2006	4th Qtr 2005	3rd Qtr 2005	2nd Qtr 2005
Summary of Operations
Tax-equivalent interest income (1)	$23,107	$21,853	$21,283	$20,079	$18,830
Interest expense	10,694	9,400	8,535	7,715	6,816
Tax-equivalent net interest income (1)	12,413	12,453	12,748	12,364	12,014
Provision for loan losses	683	383	378	368	349
Tax-equivalent NII after provision for loan losses (1)	11,730	12,070	12,370	11,996	11,665
Investment securities gains	-	-	-	86	515
Non-interest income (excluding securities gains/losses)	5,127	4,515	3,768	3,930	3,365
Non-interest expense	10,795	10,742	10,684	10,496	12,518
Acquisition and other non-core charges	-	-	20	97	2,476
Income taxes	1,955	1,848	1,864	1,742	838
Net income	3,953	3,851	3,444	3,627	2,028
Core operating earnings (2)	3,953	3,851	3,457	3,690	3,637
Tax equivalent adjustment (1)	154	144	146	147	161
At Period End
Total assets	$1,514,666	$1,478,190	$1,461,082	$1,417,577	$1,399,626
Earning assets	1,377,560	1,344,189	1,321,024	1,290,049	1,277,786
Loans, including loans held for sale	1,237,464	1,207,582	1,183,436	1,153,566	1,140,885
Allowance for loan losses	14,239	13,848	13,673	13,624	13,460
Deposits	1,110,750	1,081,795	1,069,501	1,071,057	1,046,481
Stockholders’ equity	154,312	154,045	151,216	149,284	147,550
Stockholders’ equity / assets	10.19%	10.42%	10.35%	10.53%	10.54%
Goodwill	35,124	35,084	35,084	35,345	35,356
Average Balances (3)
Total assets	$1,494,535	$1,459,158	$1,429,953	$1,411,434	$1,382,129
Earning assets	1,346,630	1,316,096	1,290,007	1,275,117	1,246,479
Deposits and interest-bearing liabilities	1,325,344	1,292,046	1,265,623	1,250,513	1,224,350
Loans	1,209,263	1,177,707	1,149,937	1,136,526	1,091,178
Deposits	1,090,331	1,065,677	1,058,660	1,046,287	1,048,961
Stockholders’ equity	154,260	152,602	150,063	149,332	147,200
Stockholders’ equity / assets	10.32%	10.46%	10.49%	10.58%	10.65%
Per Common Share Data
Net Income:
Basic	$0.56	$0.55	$0.49	$0.52	$0.29
Diluted	0.55	0.54	0.48	0.50	0.28
Core operating earnings (2)
Basic	$0.56	$0.55	$0.49	$0.53	$0.53
Diluted	0.55	0.54	0.48	0.51	0.51
Dividends	0.24	0.24	0.24	0.22	0.22
Market Value:
High	$30.29	$28.88	$30.06	$31.44	$30.46
Low	25.09	25.39	25.56	26.21	25.29
Close	26.35	26.34	27.09	27.43	26.69
Book Value	21.68	21.51	21.31	21.14	20.91
Shares outstanding, end of period (in thousands)	7,117	7,165	7,085	7,060	7,056
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	3.69%	3.84%	3.92%	3.85%	3.87%
Return on average assets -- GAAP (4)	1.06%	1.07%	0.96%	1.02%	0.59%
Return on average assets -- Core operating	1.06%	1.07%	0.96%	1.04%	1.06%
Return on average equity -- GAAP	10.28%	10.23%	9.11%	9.64%	5.53%
Return on average equity -- Core operating	10.28%	10.23%	9.14%	9.80%	9.91%
Efficiency ratio (5) -- GAAP	61.55%	63.31%	64.69%	64.42%	81.40%
Efficiency ratio -- Core operating	61.55%	63.31%	64.57%	63.82%	65.30%
Effective tax rate	33.09%	32.43%	35.12%	32.45%	29.24%
Dividend payout ratio (basic)	42.86%	43.64%	48.98%	42.31%	75.86%
(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%
(2) See Non-GAAP Disclosure Reconciliation
(3) Average balances do not reflect borrowings to fund discontinued operations
(4) Income from continuing operations divided by assets, excluding assets of discontinued operations
(5) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains, net and asset sales gains, net.

Selected Quarterly Information
First Defiance Financial Corp.

(dollars in thousands, except per share data)	2nd Qtr 2006	1st Qtr 2006	4th Qtr 2005	3rd Qtr 2005	2nd Qtr 2005
Loan Portfolio Composition
One to four family residential real estate	$270,493	$268,380	$275,497	$272,283	$283,812
Construction	19,912	18,462	21,173	22,434	24,000
Commercial real estate	549,345	544,342	551,983	524,305	496,599
Commercial	236,845	215,279	171,289	167,990	172,351
Consumer finance	49,593	52,530	55,297	57,018	57,223
Home equity and improvement	116,250	112,927	113,000	111,234	111,291
Total loans	1,242,438	1,211,920	1,188,239	1,155,264	1,145,276
Less:
Loans in process	9,111	7,443	8,782	8,601	10,372
Deferred loan origination fees	1,397	1,265	1,303	1,250	1,243
Allowance for loan loss	14,239	13,848	13,673	13,624	13,460
Net Loans	$1,217,691	$1,189,364	$1,164,481	$1,131,789	$1,120,201

Allowance for loan loss activity
Beginning allowance	$13,848	$13,673	$13,624	$13,460	$12,749
Provision for loan losses	683	383	378	368	349
Reserve from acquisitions				-	865
Reclassification between allowance for loan loss and
purchase loan discount on prior quarter acquisition					(376)
Credit loss charge-offs:
One to four family residential real estate	23	188	150	32	-
Commercial real estate	173	57	25	134	-
Commercial	13	17	55	65	104
Consumer finance	135	95	121	74	100
Home equity and improvement	21	32	25	-	-
Total charge-offs	365	389	376	305	204
Total recoveries	73	181	47	101	77
Net charge-offs (recoveries)	292	208	329	204	127
Ending allowance	$14,239	$13,848	$13,673	$13,624	$13,460

Credit Quality
Non-accrual loans	$5,504	$3,856	$4,952	$6,720	$4,745
Loans over 90 days past due and still accruing	-	-	-	-	-
Total non-performing loans (1)	5,504	3,856	4,952	6,720	4,745
Real estate owned (REO)	3,434	3,710	404	168	431
Total non-performing assets (1)	$8,938	$7,566	$5,356	$6,888	$5,176
Net charge-offs	292	208	329	204	127

Allowance for loan losses / loans	1.16%	1.15%	1.16%	1.18%	1.18%
Allowance for loan losses / non-performing assets	159.31%	183.03%	255.28%	197.79%	260.05%
Allowance for loan losses / non-performing loans	258.70%	359.13%	276.11%	202.74%	283.67%
Non-performing assets / loans plus REO	0.72%	0.63%	0.45%	0.60%	0.45%
Non-performing assets / total assets	0.59%	0.51%	0.37%	0.49%	0.37%
Net charge-offs / average loans (annualized)	0.10%	0.07%	0.11%	0.07%	0.05%

Deposit Balances
Non-interest-bearing demand deposits	$95,468	$94,515	$103,498	$92,720	$87,172
Interest-bearing demand deposits and money market	307,077	295,873	276,558	262,544	271,118
Savings deposits	76,603	80,826	82,766	88,994	94,391
Retail time deposits less than $100,000	442,915	437,609	408,384	424,607	412,797
Retail time deposits greater than $100,000	132,566	135,655	161,305	139,752	137,558
National/Brokered time deposits	56,121	37,317	36,990	62,440	43,445
Total deposits	$1,110,750	$1,081,795	$1,069,501	$1,071,057	$1,046,481

(1) Non-performing loans consist of non-accrual loans that are contractually past due 90 days or more and loans that are deemed impaired under the criteria of FASB Statement No. 114. Non-performing assets are non-performing loans plus real estate and other assets acquired by foreclosure or deed-in-lieu thereof.